AGREEMENT AMONG INSUREDS PURSUANT TO RULE 17G-1

The undersigned registered management investment companies and affiliated entities, named insureds under a joint insured fidelity bond issued by ICI Mutual Insurance Company, pursuant to the requirements of the Securities and Exchange Commission set forth in paragraph (f) of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) agree that, in the event that any recovery is received under the bond(or any rider, amendment, extension, or renewal of the bond) as a result of a loss sustained by a registered management investment company and one or more other named insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) under Rule 17g-1 under the 1940 Act.

The undersigned registered management investment companies agree among themselves that the amounts of the fidelity bond premiums designated by the insurer as pertaining to investment company insureds shall be allocated among the investment company insureds named in the bond (or any rider, amendment, extension, or renewal of the bond), in view of the net assets of such investment company insureds, in accordance with the resolutions of the boards of Trustees of such investment company insureds.  The undersigned registered management investment companies represent that their respective Boards of Trustees have observed the procedures specified in paragraph (e) of Rule 17g-1 under the 1940 Act to approve the payment of their respective portions of the fidelity bond premiums.

This Agreement shall be effective as of October 31, 2013 (and supersedes in its entirety any previous Agreement) and may be amended, assigned, or terminated only in accordance with the 1940 Act and the rules and regulations thereunder.  This Agreement may be executed in courterparts, each of which shall be deemed an original.

All parties hereto agree that the obligations of this Agreement are not personally binding upon the shareholders of any Massachusetts business trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers and their seals to be hereunto affixed.

ATTEST:	AQUILA MANAGEMENT CORPORATION

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President

ATTEST:	AQUILA INVESTMENT MANAGEMENT LLC

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President

ATTEST:	AQUILA DISTRIBUTORS, INC.

/s/ Pamela Rose	By	/s/ Joseph P. DiMaggio
Joseph P. DiMaggio
Principal and Treasurer

ATTEST:	AQUILA FUNDS TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary

ATTEST:	AQUILA MUNICIPAL TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary

ATTEST:	CAPITAL CASH MANAGEMENT TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary

ATTEST:	CHURCHILL CASH RESERVES TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary

ATTEST:	HAWAIIAN TAX-FREE TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary

ATTEST:	THE CASCADES TRUST

/s/ Pamela Rose	By	/s/ Charles E. Childs, III
Charles E. Childs, III
Executive Vice President & Secretary